                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           STUDENT LOAN CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

Logo on Student Loan
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:Thursday, May 18, 2000
Time:9:00 a.m., Eastern Time
Place:Westin Hotel
One Stamford Place
Stamford, CT 06902
    203-967-2222

  At the Annual Meeting, the following proposals are on the agenda for action by the stockholders:

  [_] To elect two directors to hold office until the annual meeting in 2003, and until the election and qualification of their successors;

  [_] To ratify the selection of KPMG LLP as independent auditors; and

  [_] To transact such other business as may properly come before the meet-ing.

  Please complete the proxy card and return it promptly in the enclosed enve-lope. If you do decide to attend the meeting, you can withdraw your proxy and vote in person at that time. Voting is by secret ballot. Stockholders of rec-ord at the close of business (5:00 P.M., Eastern Time) on March 31, 2000 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for 10 days preceding the meeting at 750 Washington Boulevard, 9th Floor, Stamford, Connecticut, and also will be available for inspection at the meeting itself.

By order of the Board of Directors,

Signature of
Bill Beckmann
President and
Chief Executive Officer

PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Student Loan Corporation (the "Corporation"). These proxies will be voted at the Annual Meeting of Stockholders of the Corporation on May 18, 2000. Stockholders of record at the close of business (5:00 P.M., Eastern Time) on March 31, 2000 are entitled to one vote for each share held. On that date there were 20 million shares of the Corporation's common stock outstanding and eligible to vote. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about April 14, 2000.

I. DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTOR

  The Corporation has six directors. The term of office of two of the six directors will expire at the Annual Meeting and, accordingly, two nominees have been proposed for election as directors of the Corporation. The election of each nominee requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.

  The following information with respect to each director is set forth below: name, age, positions and offices held, principal occupation, certain other of the director's activities and term of office as director. Messrs. Gallant and Levinson and Ms. Williamson are officers of Citigroup Inc. or its subsidiaries. Citigroup owns indirectly 80% of the outstanding common stock of the Corporation.

Bill Beckmann, 39. Mr. Beckmann has been the President of the Corporation since October 1997 and its Chief Executive Officer since May 1998. Before joining the Corporation, from 1984 to 1994, he held a number of jobs with Citicorp subsidiaries, including managing strategic planning for the Citicorp Card Products Group, managing finance for Citicorp's private label credit card program and managing asset dispositions for a provider of real-time financial information. From 1994 to 1997, Mr. Beckmann was a Vice President of International Business Machines, most recently with responsibility for developing IBM's Internet business.

Mr. Beckmann has been a director of the Corporation since October 1997. His current term as director expires at the annual meeting in 2001.

Peter M. Gallant, 56. Mr. Gallant joined Citibank in 1974 after 10 years in the paper and printing business. His first six years at Citicorp were with the World Corporation Group; 1980 to 1984 were with Treasury London, setting up the Customer Dealing business and then building the second version of Trestel, the dealer trading system. 1984-1985 was spent at Midland Bank.

In 1985, Mr. Gallant rejoined Citibank in New York in the Treasury Unit and held a number of jobs, including managing Treasury Marketing, the financial engineering piece of New York's treasury, and the funding books for North America, Latin America and Citicorp. From 1987 to 1990 he was in the Investment Bank in London, initially in charge of distribution in the Eurosecurities businesses, then as Chief of Staff to the head of the Investment Bank. Between 1991 and 1993 Mr. Gallant was responsible for the Global Finance Europe balance sheet, as Regional Treasurer and then as Asset Manager for Europe. Mr. Gallant was appointed Treasurer of Citicorp/Citibank, N.A. in September 1993 and Treasurer of Citigroup in October 1998.

Mr. Gallant has been a director of the Corporation since January 1996. His current term as director expires at the annual meeting in 2002.

Glenda B. Glover, 47. Dr. Glover has been the Dean of the School of Business of Jackson State University since 1994. From 1990 to 1994, she was the Chairperson of the Department of Accounting and an Assistant Professor at Howard University. Prior to joining Howard University, from 1985 to 1990, Dr. Glover was the Chief Financial Officer and a Senior Vice President of Metters Industries, Inc. From 1979 to 1984, she was the Project Manager for Tax Administration and Coordinator of Investor Relations at Potomac Electric Power Co. Dr. Glover founded the National Center for Enterprise Zone Research in 1987 and is currently the President of this non-profit economic development corporation.

Dr. Glover has been a director of the Corporation since May 1998. Her current term as director expires at the annual meeting in 2001.

Evelyn E. Handler, 66. Evelyn Handler served as the Executive Director and CEO of the California Academy of Sciences from 1994 to 1997. Prior to joining the California Academy of Sciences, Dr. Handler served as a Research Fellow and as an Associate of the Graduate School of Education at Harvard, and a Senior Fellow at The Carnegie Foundation for the Advancement of Teaching. She served as President of Brandeis University from 1983 to 1991, and as President of the University of New Hampshire from 1980 to 1983. Previously, she was Dean of Sciences and Mathematics and professor of biological sciences at Hunter College.

A graduate of Hunter College, Dr. Handler earned her M.Sc. and her Ph.D. degrees from New York University. She has written extensively on myelogenous leukemia research. Dr. Handler is a Fellow of the American Association for the Advancement of Science and a Fellow of the New York Academy of Sciences. Additionally, she was elected to the Board of Governors of the New York Academy of Sciences in 1979. She holds honorary degrees from the University of Pittsburgh, Rivier College and Hunter College.

Dr. Handler has been a director of the Corporation since April 1993. Her current term as director expires at the Annual Meeting, and she is a nominee for election for a term that expires at the annual meeting in 2003.

Carl E. Levinson, 53. Mr. Levinson is Division Executive of Citicorp's Consumer Assets Division and has been Chairman of Citicorp Mortgage, Inc. since August 1992. Mr. Levinson joined Citicorp in 1973 as a manager of Funds Transfer in the New York Operating Group. In 1975 he became head of Finance, Administration and Operations for Citicorp Remittance Services and in 1979 was appointed Business Manager for Citicorp Remittance Services, a global check processing and cash management business. From 1982 to 1984, Mr. Levinson was the Global Product Manager for Citicorp Travelers Checks. In June 1984, Mr. Levinson moved into Citicorp Retail Services as Director of Business Development and Commercial Credit. In September 1986 he was appointed President and General Manager of Citicorp Retail Services, which offers private label credit card programs to leading retailers. He was appointed General Manager of Card Services in 1991 and spearheaded a corporate expense task force during the first half of 1992.

Mr. Levinson has been a director of the Corporation since October 1994. From October 1997 to May 1998 he also served as the Corporation's Chief Executive Officer. His current term as director expires at the Annual Meeting, and he is a nominee for election for a term that expires at the annual meeting in 2003.

Laura D. Williamson, 46. Ms. Williamson joined Citicorp in 1982 and has served in a number of senior corporate finance and capital markets positions, serving for four years as head of Citicorp's corporate finance staff responsible for evaluation and execution of strategic acquisitions and divestitures. She is currently head of Institutional Sales and Strategic Marketing for the North American Region of SSB CitiAsset Management.

Ms. Williamson has been a director of the Corporation since November 1992. Her current term as director expires at the Annual Meeting in 2002.

Share Ownership of Directors and Named Executives

  The following directors, nominees and named executives and all current directors and executive officers as a group own, as of March 10, 2000, the number of shares of the Corporation's common stock set forth below. All owners have sole voting power and investment power with respect to such shares. The current directors and executive officers of the Corporation as a group beneficially own less than 1% of the total shares outstanding.

   Name                                                                   Shares
   ----                                                                   ------
   Bill Beckmann......................................................... 6,000
   John R. Coffin........................................................  None
   Sallyann Colonna......................................................  None
   Peter M. Gallant......................................................  None
   Glenda B. Glover......................................................  None
   Evelyn E. Handler.....................................................  None
   Carl E. Levinson......................................................  None
   Sue F. Roberts........................................................   400
   Laura D. Williamson................................................... 1,500
   Yiannis Zographakis...................................................   200
   All directors and executive officers as a group (10 persons).......... 8,100

Certain Other Share Owners

  Citibank (New York State), 99 Garnsey Road, Pittsford, New York 14534, a wholly-owned subsidiary of Citigroup, is the only person known by the Corporation to own beneficially more than 5% of the Corporation's outstanding common stock. Citibank (New York State) is the owner of 16 million shares, comprising 80% of the Corporation's outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

  The Corporation believes that all of the reports required to be filed under
Section 16 of the Securities Exchange Act of 1934 for 1999 were filed on a timely basis.

Classification of the Board

  The Corporation's directors are divided into three classes. The directors of each class serve for a term of three years, and therefore the stockholders of the Corporation generally will elect one-third of the directors at each annual meeting. Of the current members, Dr. Handler and Mr. Levinson serve for a term expiring at the 2000 annual meeting, Mr. Beckmann and Dr. Glover serve for a term expiring at the 2001 annual meeting, and Mr. Gallant and Ms. Williamson serve for a term expiring at the 2002 Annual Meeting. Dr. Handler and Mr. Levinson are nominated for election at the 2000 Annual Meeting as members of the class to hold office until the third annual meeting following their election. If any nominee is unable to serve out his or her term, the Board may appoint a successor to fill the unexpired portion.

Board Meeting Data

  There were five meetings of the Board during 1999. All directors attended 75% or more of the total Board and committee meetings held.

Board Committees

  The Board has constituted an Audit Committee and a Compensation Committee. The Board does not have a standing nominating committee; the entire Board considers candidates for election to the Board and makes nominations. The Audit Committee, which includes Dr. Glover and Dr. Handler, had four meetings during 1999. The Compensation Committee, which includes Dr. Glover, Dr. Handler and Ms. Williamson, had four meetings during 1999.

  The principal functions of the Audit Committee include recommending independent auditors to be employed by the Corporation and conferring with those auditors; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Corporation; and recommending to the Board policies and procedures for dealing with potential conflicts of interest. The principal functions of the Compensation Committee are reviewing and recommending compensation for all executive officers of the Corporation, evaluating annually individual and corporate performance and evaluating information concerning such matters as competitive compensation levels and employee benefit programs.

Board Compensation

  In 1999 directors who were not employees of the Corporation or affiliated companies received an annual fee of $20,000 for service on the Board, an annual fee of $5,000 for service as Chairman of the Audit Committee or the Compensation Committee and a fee of $1,000 for attendance at each Board or committee meeting. Directors who are employees of the Corporation or affiliated companies do not receive any fees or additional compensation for services as members of the Board or any committee. All directors are reimbursed for travel and other related expenses.

EXECUTIVE OFFICERS

  The executive officers of the Corporation as of March 31, 2000 are set forth below. Officers serve at the pleasure of the Board.

Name                 Age Position and Office Held
----                 --- ------------------------
Bill Beckmann         39 President and Chief Executive Officer
John R. Coffin        51 Vice President and General Counsel
Sallyann Colonna      40 Vice President and Director of Marketing
Sue Fowler Roberts    49 Senior Vice President and Director of Sales
Yiannis Zographakis   37 Vice President, Chief Financial Officer and Treasurer

  Mr. Coffin joined the Corporation in 1994. He joined Citicorp in 1983 and, prior to joining the Corporation, held various positions with Citibank (South Dakota), N.A. and Citibank (New York State), including General Counsel and Commercial Risk Manager.

  Ms. Colonna joined the Corporation in August 1998. From 1995 until she joined the Corporation, she was General Manager of Credit Card Services at Ameritech Corp. From 1985 to 1995 she held various marketing and product management positions with American Express Travel Related Services, which she left as Vice President of Platinum and Card Services Marketing.

  Ms. Roberts joined the Corporation in November 1998. Prior to joining the Corporation, she was President and CEO of Education First Marketing, LLC, a joint venture between Sallie Mae and Chase Manhattan Bank. From 1991 to March 1998, Ms. Roberts was a Vice President of Sallie Mae, most recently with responsibility for Sales, East Region.

  Mr. Zographakis joined the Corporation in March 1998. Prior to joining the Corporation, he held various positions with Citibank, N.A., including Director of Finance for the Consumer Assets Division and Financial Controller for Citibank Consumer Finance. Mr. Zographakis joined Citibank in 1990.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Corporation has engaged and expects to continue to engage in a variety of business arrangements with Citigroup and its affiliates. Management believes that these agreements and transactions are on terms no less favorable to the Corporation than those that could be obtained from unaffiliated third parties.

  Citibank (New York State) has made available to the Corporation credit facilities pursuant to which the Corporation may borrow up to $15 billion for specified terms and at specified variable interest rates. At December 31, 1999, the Corporation's outstanding borrowings under these facilities were approximately $10.5 billion. During 1999, the Corporation incurred approximately $497.2 million in interest and fees to Citibank (New York State) and its affiliates pursuant to these credit facilities.

  Citicorp (a subsidiary of Citigroup which owns all of the stock of Citibank (New York State), Citibank, N.A. and other banking corporations) has agreed that neither Citicorp nor any of its majority-owned subsidiaries (other than the Corporation) will engage in the business of originating guaranteed student loans under the federal guaranteed student loan program or successor legislation or certain "alternative" student loans (collectively, "covered student loans"). The agreement will not prevent Citicorp or its subsidiaries from acquiring any institution that is in the business of originating covered student loans, provided that Citicorp or its subsidiaries must cease or dispose of the business within a specified period. The agreement does not restrict Citicorp and its affiliates from acquiring, holding or servicing covered student loans. Currently, Citicorp and its subsidiaries (other than the Corporation) do not hold or service any material amount of covered student loans, and have no plans to engage in such business to any significant extent. In addition, the agreement contains no restrictions on any lending activity, other than originating covered student loans, by Citicorp and its affiliates. Citibank (New York State) and other bank subsidiaries of Citicorp are in the business of making personal loans, including loans specifically for the purpose of funding education costs and loans the proceeds of which may be used for those purposes.

  The agreement also restricts the Corporation from engaging in certain business activities that would compete with other affiliates of Citicorp. The Corporation does not believe that the agreement imposes any material restrictions on its current or planned operations. The agreement currently runs through June 22, 2000. The parties currently have no plans to extend the agreement after its expiration date.

  Citigroup and its subsidiaries have licensed to the Corporation, for as long as the Corporation remains a direct or indirect majority-owned subsidiary of Citigroup, certain trade names and trademarks for use in the Corporation's business. In addition, Citibank (New York State) and certain of its bank affiliates currently allow the use of their mailing lists and provide other marketing arrangements to the Corporation, and the Corporation allows the use of its customer list by those affiliates during that period.

  The Corporation and Citibank (New York State) have agreed that Citibank (New York State) or its affiliates will perform certain other functions and services for the Corporation. These services include data processing, financial and regulatory reporting, financial systems, payroll and benefits administration, telecommunications, audit, payment processing, legal affairs and support staff. The Corporation incurred approximately $9.0 million for the cost of those services provided by Citibank (New York State) and its affiliates in 1999. In addition, under a restructuring plan announced in December 1997, the Corporation has outsourced a substantial portion of its operations to affiliates. The Corporation paid approximately $24.3 million pursuant to these outsourcing arrangements in 1999.

  Citibank (New York State) provides the Corporation's office facility and furniture in Pittsford, New York under a lease agreement that, during 1999, provided for annual payments of approximately $1.3 million, which included the Corporation's allocable share of utilities, security and cafeteria expenses. The agreement expires in December 2000.

  In order to comply with applicable banking laws, loans made under the Corporation's CitiAssist program are originated by Citibank (New York State) and serviced by the Corporation. Expenses incurred by the Corporation in underwriting, disbursing and servicing CitiAssist loans for Citibank (New York State) are reflected in a service fee charged to Citibank (New York State) pursuant to an intercompany agreement. During 1999, Citibank (New York State) paid the Corporation approximately $3.6 million in fees in connection with the agreement. CitiAssist loans are purchased by the Corporation at a premium shortly after the final disbursement is made. As of December 31, 1999, the Corporation's CitiAssist loan portfolio totaled $365.7 million, including premiums paid.

  The Corporation is included in various income tax or franchise tax returns of groups including Citibank (New York State) and other affiliated companies. The Corporation and Citibank (New York State) have entered into an agreement providing for allocations of various tax payments. The agreement also provides that the Corporation will pay to Citibank (New York State) one-half of the tax benefit derived by the Corporation as a result of specified transactions related to the establishment of the Corporation in 1992. During 1999, the Corporation paid approximately $44.3 million to Citibank (New York State) pursuant to this agreement.

COMPENSATION

  Employees of the Corporation participate in the compensation plans of Citigroup and its affiliates. Generally, compensation for the Corporation's executive officers consists of salary and an annual cash incentive award (both of which are paid directly by the Corporation), as well as a retirement plan, a savings incentive plan, a stock purchase plan, a medical plan and other benefit plans available to employees of Citigroup affiliates generally, in which executive officers also participate. The Corporation reimburses Citigroup for all costs incurred in connection with its employees' participation in Citigroup benefit plans. Certain officers and other employees of the Corporation have also received options to purchase Citigroup stock.

  The following tables, among other things, salaries and bonuses paid during the last three years, options granted in 1999 and aggregate option exercises in 1999 for the named executive officers.

                          SUMMARY COMPENSATION TABLE

                                                                   Long-Term
                                         Annual Compensation      Compensation
                               ------------------------------------------------------------------------
                                                                   Number of
                                                   Restricted      Securities
   Name and Principal                                 Stock    Underlying Options     All Other
        Position          Year  Salary  Bonus(/1/) Awards(/2/)    Granted(/3/)    Compensation(/4/)
-------------------------------------------------------------------------------------------------------
 Bill Beckmann,           1999 $253,125  $288,792    $36,208            -0-              $-0-
 President and Chief      1998  252,604   250,000        -0-         10,500            15,078
 Executive Officer(/5/)   1997   41,667   200,000        -0-         37,500             1,250

 John R. Coffin,          1999  135,000    19,281      2,719            187               -0-
  Vice President and
   General                1998  124,667    18,000        -0-            -0-             8,560
  Counsel                 1997  122,167    15,000        -0-            -0-             8,230

 Sallyann Colonna,        1999  160,000    43,780      6,241            -0-               -0-
  Senior Vice President   1998  160,000    45,000        -0-          6,000               -0-
  and Director of
  Marketing(/6/)

 Sue F. Roberts,          1999  185,000   252,516     12,483            -0-               -0-
  Vice President and      1998  185,000   100,000        -0-          7,500               -0-
   Director of
  Sales(/7/)

 Yiannis Zographakis,     1999  127,000   125,000        -0-            209               -0-
  Vice President,         1998  107,556    85,000        -0-          4,500               -0-
  Treasurer and           1997   94,002    60,000        -0-          7,500               -0-
  Chief Financial
  Officer(/8/)


(1) Bonus awards were made in 2000 based on 1999 performance.

(2) Restricted stock awards represent the value of Citigroup common stock (except in Mr. Coffin's case, discounted 25% from market value to reflect restrictions on transfer and the possibility of forfeiture) granted under the Citigroup capital accumulation program ("CAP"). Under CAP, a recipient may not transfer restricted stock for three years after the award. If the recipient is still employed by a Citigroup subsidiary at the end of three years, the restricted stock becomes fully vested and freely transferable. From the date of the award, the recipient can vote the restricted stock and receives full dividends.

(3) Options for 1999 were granted in June 1999, options for 1998 were granted in November 1998, and options for 1997 were granted in January 1998. All options indicated in the table above are options to purchase the common stock of Citigroup, and the numbers of shares underlying options have been adjusted for (i) the 2.5-to-1 exchange ratio applicable to Citicorp shares in the 1998 Citicorp-Travelers Group merger and (ii) a 3-for-2 stock split effected by Citigroup in 1999.

(4) Cash compensation is earned pursuant to the Citicorp Savings Incentive Plan. Any amounts in excess of contribution limits established by the Internal Revenue Service were paid in cash to the named executive officer.

(5) Mr. Beckmann's employment with the Corporation commenced in October 1997; he was appointed Chief Executive Officer in May 1998. Mr. Beckmann's annual salary rate for 1997 was $250,000. Mr. Beckmann received a sign-on bonus for 1997 of $200,000.

(6) Ms. Colonna joined the Corporation in 1998, and her 1998 bonus includes a $25,000 sign-on bonus.

(7) Ms. Roberts joined the Corporation in 1998, and her 1999 bonus includes a $115,000 sign-on bonus.

(8) Mr. Zographakis's employment with the Corporation commenced in March 1998. Before March 1998, Mr. Zographakis was employed by an affiliate of the Corporation and his compensation was paid by that affiliate. As a resident non-citizen, Mr. Zographakis also receives equalization income; this additional income is not material for purposes of this proxy statement.

                       OPTION GRANTS IN LAST FISCAL YEAR

-------------------------------------------------------------------------------
                      Individual Grants
-------------------------------------------------------------------------------
                                Percent of
                               Total Options
                   Number of    Granted to
                   Securities   Corporation
                   Underlying  Employees in  Exercise                Grant Date
                    Options       Fiscal       Price    Expiration    Present
      Name        Granted(/1/)   Year(/2/)   ($/share)     Date      Value(/3/)
-------------------------------------------------------------------------------
Bill Beckmann         -0-           -0-          N.A.      N.A.          N.A.
John R. Coffin        187           1.4%     $46.0625  June 30, 2009   $5,428
Sallyann Colonna      -0-           -0-          N.A.      N.A.          N.A.
Sue Fowler
 Roberts              -0-           -0-          N.A.      N.A.          N.A.
Yiannis
 Zographakis          209           1.6%     $46.0625  June 30, 2009   $4,856
-------------------------------------------------------------------------------

(1) The 1999 options are options to purchase the common stock of Citigroup, and were granted to all employees of the Corporation meeting specified criteria, including minimum term of service and maximum annual compensation. The options have a term of ten years vesting on the fifth anniversary of the date of grant.

(2) No individual listed above had more than 0.1% of the total options granted to all employees of Citigroup and its subsidiaries. The Student Loan Corporation's employees received approximately 12,700 options for 1999.

(3) The "Grant Date Present Value" numbers set forth in the table above were derived by application of a variation of the Black-Scholes option pricing model. The following assumptions were used in employing such model:

  . stock price volatility was calculated by using the weekly closing price of the Citigroup's Common Stock on the NYSE Composite Transactions for the one-year period prior to the grant date of each option;

  . the risk-free interest rate for each option grant was the interpolated market yield on the date of grant on a Treasury bond with a term identical to the subject estimated option life, as reported by the Federal Reserve;

  . the dividend yield (based upon the actual annual dividend rate during 1999) was assumed to be constant over the life of the option; and

  . exercise of the option was deemed to occur five years after the date of grant.

The potential value of options granted depends entirely upon a long-term increase in the market price of Citigroup's common stock; if the stock price does not increase, the options would be worthless.

         AGGREGATED CITIGROUP OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUE

-----------------------------------------------------------------------------------
                                  Number of Securities
                                 Underlying Unexercised     Value of Unexercised
               Shares            Options at Fiscal Year-    In-The-Money Options
              Acquired                  End(/1/)           at Fiscal Year-End(/1/)
                 On     Value   ------------------------- -------------------------
              Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
-----------------------------------------------------------------------------------
Bill
 Beckmann       -0-      -0-       2,100       45,900       $51,144    $1,086,633
John R.
 Coffin         -0-      -0-         -0-          187           -0-    $    1,800
Sallyann
 Colonna        -0-      -0-       1,200        4,800       $29,225    $  116,900
Sue F.
 Roberts        -0-      -0-       1,500        6,000       $36,531    $  146,125
Yiannis
 Zographakis    -0-      -0-         900       15,060       $21,919    $  364,469
-----------------------------------------------------------------------------------

(1) Shares and options to purchase shares of Citicorp were automatically converted into shares and options to purchase shares, respectively, of Citigroup on October 8, 1998, at the ratio of 2.5 Citigroup shares for each Citicorp share. On May 28, 1999, Citigroup completed a 3-for-2 split of its shares. The value of Citigroup options reflected in the table is the market value of common stock on December 31, 1999 minus the related exercise price. The market value of Citigroup's common stock on the New York Stock Exchange composite tape as of December 31, 1999 was $55.6875 per share.

Retirement plans

  Employees of the Corporation are currently covered by the Citigroup Pension Plan (the "Qualified Plan"), a qualified pension plan in which employees of other affiliated corporations also participate. This plan provides different benefit formulas for different portions of the covered population. Employees become eligible to participate in the plan after one year of service, and benefits generally vest after five years of service. The normal form of benefit is a joint and survivor annuity (payable over the life of the participant and spouse) for married participants, and a single life annuity (payable for the participant's life only) for single participants. Other forms of payment are also available.

  In addition, there are nonqualified programs to provide for retirement benefits in respect of covered compensation in excess of the Internal Revenue Code compensation limit ($160,000 for 1999), or in respect of benefits accrued in excess of the Internal Revenue Code benefit limit ($130,000 for 1999).

  Effective January 1, 2000, the Qualified Plan was amended to provide a cash balance benefit formula (the "Citibuilder cash balance formula") to the majority of employees of the Corporation participating in the Qualified Plan. Participants who were employees of the Corporation and other Citicorp affiliates before October 1998, and who, as of December 31, 1999, were at least 45 years of age, had at least five years of service, and had age and years of service totaling at least 60, are considered to be "grandfathered" and will continue to accrue benefits under the prior formula for employees of the Corporation and other Citicorp affiliates. The benefits payable at retirement to "grandfathered" employees are based on a specified percentage of the average of covered compensation for the five highest paid years of the last ten years of employment, reduced by an estimated social security benefit.

  The Citibuilder cash balance benefit is expressed in the form of a hypothetical account balance. Benefit credits accrue annually at a rate between 2% and 7%; the rate increases with age and service. Interest credits are applied annually to the prior year's balance; these credits are based on the yield on 30-year Treasury bonds. Although the normal form of the benefit is an annuity, the hypothetical account balance is also payable as a single lump sum.

  Mr. Coffin is a "grandfathered" participant; his benefits are determined under the prior Citicorp formula. The other named executives of the Corporation are covered under the Citibuilder cash balance formula beginning January 1, 2000.

  The estimated annual benefit provided in total by all plans described above, expressed in the form of a single life annuity, is as follows:

                                     Years of
                                  Service through                       Estimated annual
      Executive                        1999                                 benefit
      ---------                   ---------------                       ----------------
      Mr. Beckmann                       13                                 $185,766
      Mr. Coffin                         16                                   72,251
      Ms. Colonna                         1                                   49,649
      Ms. Roberts                         1                                   30,892
      Mr. Zographakis                     9                                   83,467

  These estimates are based on the following assumptions: (i) the benefits are determined as of age 65, (ii) covered compensation for each covered executive remains constant at 1999 levels, (iii) regulatory limits on compensation and benefits and the Social Security wage base remain constant at 1999 levels,
(iv) the interest crediting rate for cash balance benefits for 1999 (5.5%) remains constant and (v) the interest rate used to convert hypothetical account balances to annual annuities for 1999 (5.5%) remains constant.

COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Corporation's Board of Directors is responsible for reviewing and recommending compensation for all executive officers of the Corporation. The Committee, which met four times during 1999, consists of three directors who are not employees of the Corporation. The Committee annually evaluates individual and corporate performance.

  The Corporation is 80% owned by Citibank (New York State), a subsidiary of Citigroup. Accordingly, Citigroup management plays an important role in determining not only compensation for the Chief Executive Officer in particular and all other employees generally but also financial and other business goals of the Corporation. The Corporation's relationship with Citigroup is an integral component of the Committee's determination of compensation levels.

  Mr. Beckmann's compensation for 1999 was initially recommended by the Citigroup executive responsible for Citigroup's investment in the Corporation. The Committee then reviewed the performance of Mr. Beckmann and the level of compensation recommended by Citigroup management and determined the appropriate compensation for approval by the Board. Compensation for executive officers other than Mr. Beckmann was determined by the Committee based on input from, and recommendations made by, Mr. Beckmann.

  Compensation for the Corporation's executive officers consists of salaries and annual cash incentive awards. In addition, all employees of the Corporation are eligible to participate in certain of the compensation plans of Citigroup and its affiliates, including a savings incentive plan, a stock purchase plan and a retirement plan. The Corporation reimburses Citigroup for the cost of its employees' participation in Citigroup's plans.

  Total annual compensation of executive officers is based on individual and corporate performance. While corporate performance measures are considered in setting compensation levels, no specific quantitative formula is used in making compensation decisions or recommendations.

  Salaries for Mr. Beckmann and other executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. Salaries are reviewed periodically and adjusted as warranted to reflect competitive pay levels. Annual cash incentive awards for the executive officers are based on an assessment of individual performance and corporate results in attaining or exceeding a set of targets agreed on by the management of the Corporation and Citigroup and approved by the Committee.

  Incentive awards, including stock option grants, vary based on assessments of each executive officer's individual contributions as well as corporate performance. The Committee reviews options granted to executive officers of the Corporation to purchase shares of Citigroup stock when determining whether to grant options to purchase the Corporation's stock. Although no grants under Citigroup's stock option plan were made to officers of the Corporation for 1999, after consultation with management of the Corporation and with the other members of the Corporation's Board of Directors, the Committee determined not to recommend the grant of any options to purchase the Corporation's stock for 1999.

By the Compensation Committee

Glenda B. Glover, Chairman
Evelyn E. Handler
Laura D. Williamson

STOCK PRICE PERFORMANCE

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                      AMONG THE STUDENT LOAN CORPORATION,
                          THE S&P 500 AND SLM HOLDING


                         1995(/1/) 1996(/1/) 1997(/1/) 1998(/1/) 1999(/1/)
                         --------- --------- --------- --------- ---------
The Student Loan
 Corporation............   $100      $110      $148      $136      $159
S&P 500.................   $100      $123      $164      $210      $255
SLM Holding.............   $100      $144      $218      $267      $238

--------
(1)The dollar amounts set forth under this column are based on the closing prices on December 31 in each of the respective years.

II. STOCKHOLDER APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

  The Board believes it appropriate to submit for action by the stockholders its selection of KPMG LLP, certified public accountants, as auditors of the Corporation for the year 2000. The appointment of this firm is proposed by the Board based, in part, on KPMG's review of and familiarity with the Corporation's business as part of its audit of Citigroup. KPMG has served as the independent auditor for the Corporation since it commenced operations in 1992, for Citibank, N.A. since 1964, for Citicorp since it commenced operations in 1968 and for Travelers Group Inc. (which in 1998 merged with Citicorp to form Citigroup) and its predecessors since 1969.

  Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement and to be available to respond to questions regarding these or any other appropriate matters. Adoption of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the meeting.

  The Board of Directors recommends a vote FOR this proposal.

OTHER MATTERS

  The Corporation will bear the cost of solicitation of proxies. Proxies may be solicited by mail, personal interview or telephone. Directors, officers and regular employees of the Corporation may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and will, upon request, be reimbursed for reasonable expenses incurred. Employees of Georgeson & Co. Inc. will also solicit proxies at a fee of approximately $5,000 plus out-of-pocket expenses.

  As of the date of this Proxy Statement, the Corporation does not intend to present and has not been informed that any other person intends to present any business not specified in this Proxy Statement for action at the meeting. If any other matters come before the meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons authorized to vote the proxies.

  Only stockholders of record at the close of business (5:00 P.M., Eastern
Time) on March 31, 2000 will be entitled to notice of and to vote at the meeting. Stockholders are urged to sign the enclosed proxy card, solicited on behalf of the Corporation's Board, and to return it promptly in the enclosed envelope. Proxies will be voted in accordance with stockholders' directions. Signing the proxy card does not affect a stockholder's right to vote in person at the meeting, and the proxy may be revoked prior to its exercise by appropriate notice to the Corporation. If no directions are given, proxies will be voted for the election of directors and for the approval of the selection of independent auditors. On these matters, abstentions and broker non-votes are not considered votes cast.

  Citibank (New York State), a wholly-owned subsidiary of Citigroup, which exercises sole voting power over a majority of the outstanding shares of common stock, has advised the Corporation that it intends to vote all such shares in favor of the election of the nominees named herein and the ratification of the Corporation's independent auditors. Because of the voting power of Citibank (New York State), the nominees are assured election and the ratification of independent auditors is assured passage.

  Copies of the Corporation's Annual Report to Stockholders and Form 10-K may be obtained without charge by writing to the Corporation at 750 Washington Boulevard, Stamford, Connecticut 06901, Attention: Investor Relations, or by telephone request to (203) 975-6292.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION IN THE STUDENT LOAN CORPORATION'S 2001 PROXY STATEMENT

  In accordance with Rule 14a-8 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the Corporation will accept proposals of stockholders for possible inclusion in the Corporation's 2001 Proxy Statement through the close of business on December 5, 2000.

                      By order of the Board of Directors,


                                David S. Smith
                              Assistant Secretary

                    2000 PROXY THE STUDENT LOAN CORPORATION
     Annual Meeting of Stockholders--May 18, 2000, 9:00 A.M. (Eastern Time),
                        Westin Hotel, One Stamford Place
                   Stamford, Connecticut 06902   203-967-2222
     INSTRUCTIONS--To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

                      Evelyn E. Handler, Carl E. Levinson
      Stock is NOT to be voted for the following nominee(s) for director:


The undersigned appoints Bill Beckmann, Carl E. Levinson and Yiannis Zographakis, or any of them, proxies, each having power to substitute another person to vote all the stock of The Student Loan Corporation held of record by the undersigned on March 31, 2000 at the Annual Meeting of Stockholders of The Student Loan Corporation to be held on May 18, 2000 and at any adjournment thereof. The proxies have authority to vote such stock, as indicated on the reverse side hereof, (1) to elect directors and (2) to ratify the selection of Independent Auditors. The proxies are further authorized to vote such stock upon any other business that may properly come before the meeting or any adjournment thereof.

Please indicate on the reverse side of this card how your stock is to be voted. Unless you otherwise indicate, this proxy will be voted "FOR" the election of directors and "FOR" the proposal on Independent Auditors.

Please date and sign this proxy on the reverse side and return it promptly whether or not you expect to attend the meeting. You may, nevertheless, vote in person if you do attend.

          This Proxy is Solicited on Behalf of the Board of Directors

                       PROPOSALS OF THE BOARD OF DIRECTORS
                       The Directors Recommend a Vote FOR

I.   Election of Directors                       FOR     WITHHOLD*     ABSTAIN
                                                 [ ]       [ ]           [ ]


II.  Ratification of Independent Auditors        FOR     AGAINST       ABSTAIN
                                                 [ ]       [ ]           [ ]


*To withhold authority to vote for any individual mark this box AND write that nominee's name on the line provided on the reverse side of this card.

Unless you otherwise indicate, this proxy will be voted "FOR" the election of directors and "FOR" the proposal on Independent Auditors.


                        This Proxy is Solicited on Behalf
                           of the Board of Directors
                    Please Sign Here exactly as your name(s)
                             appear(s) to the left.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Dated:
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When signing as attorney, executor, administrator, trustee or guardian, please give full title.